EXHIBIT 10.1
ASSET PURCHASE AGREEMENT
dated April 26, 2006
by and between
AMERICAN MEDICAL SYSTEMS, INC.
and
BIO CONTROL MEDICAL (B.C.M), LTD.

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT, dated April 26, 2006 (this “Agreement”), is by and between American Medical Systems, Inc., a Delaware corporation (“Purchaser”), and Bio Control Medical (B.C.M), Ltd., an Israeli corporation (“Seller”).
Recitals
     A. Seller is in the business of developing devices, including active implantable devices, that can affect the behavior of both muscles and nerves of the autonomic system (“Bio Control Devices”) and manufacturing, marketing, selling and distributing such devices for use in connection with a variety of medical conditions, including medical conditions that fall within a field of use comprised of Urology, Gynecology, Colorectal Disorders, Sexual Dysfunction and related pelvic disorders (the “Field of Use”) and others, principally in the field of cardiology, that fall outside such Field of Use. For purposes of this Agreement, “Urology Business” means Seller’s business of designing, manufacturing, marketing, selling and distributing Bio Control Devices in the Field of Use.
     B. Seller has developed Intellectual Property (as defined herein) related to the Bio Control Devices, including Intellectual Property applicable to Bio Control Devices generally and Intellectual Property that is uniquely applicable to the Urology Business.
     C. Purchaser wishes to obtain an exclusive worldwide license to certain of Seller’s Intellectual Property applicable to Bio Control Devices generally for use exclusively within the Field of Use, as specified in the License Agreement (the “Licensed Intellectual Property”), and Seller is willing to grant such a license.
     D. Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser, the Urology Business of Seller, by purchasing certain of Seller’s assets, other than the Licensed Intellectual Property, exclusively or primarily related to the Urology Business in consideration for the Purchase Price (as herein defined) and the assumption by Purchaser of the Assumed Liabilities (as herein defined).
Agreement
     In consideration of the foregoing, incorporated herein by this reference, and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
PURCHASE AND SALE OF ASSETS
1.1	Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, simultaneous with the execution hereof (the “Closing”), on the effective date hereof (the “Closing Date”), Seller hereby sells, transfers, conveys, assigns and delivers to Purchaser and Purchaser purchases from Seller, free and clear of any mortgage, lien, pledge, option, security interest, claim, charge, financing statement or other lien of any kind whatsoever, whether or not of record (“Liens”), all of Seller’s right, title and interest in and to those assets of Seller which, except as expressly provided below, are exclusively or primarily used within the Urology Business, whether or not appearing on the books and records of Seller, as specified in each of the categories thereof more particularly described below (the “Purchased Assets”):
(a)	Equipment and Inventory. Those items of equipment, tooling, components, supplies and inventory specified on Exhibit 1.1(a) hereto.

(b)	Contracts. Those contracts and consulting agreements specified on Exhibit 1.1 (b) hereto (collectively, the “Assigned Contracts”).

(c)	Transferred Intellectual Property. All of Seller’s rights in and to the Intellectual Property specified on Exhibit 1.1(c) hereto, all reissues, re-examinations and extensions thereof, and all invention records created by internal and external personnel exclusively related to the Field of Use (hereinafter the “Transferred Intellectual Property”):

(d)	Governmental Permits. All federal, state, local, foreign and other governmental licenses, permits, approvals, authorizations, license applications, registrations and other rights.

(e)	Equity Rights in Cytrix Israel. All of the equity ownership and rights to acquire equity ownership, in Cytrix Israel, Ltd., an Israeli corporation (“Cytrix Israel”);

(f)	Books and Records of Cytrix Israel. All corporate minute books, records and seals of Cytrix Israel.

(g)	Goodwill. All of the goodwill of the Urology Business, including the right to represent oneself as the successor to the Urology Business.
1.2	Excluded Assets. All of Seller’s Assets other than those assets expressly enumerated in the foregoing paragraph as Purchased Assets are excluded from the purchase and sale provided for in Section 1.1, and are referred to herein as the “Excluded Assets.”

1.3	Assumption and Retention of Liabilities.
(a)	Assumed Liabilities. Purchaser hereby assumes and agrees to perform, and to pay or otherwise discharge, in accordance with the stated written terms of the applicable obligations, the obligations of Seller under the Assigned Contracts listed on Exhibit 1.3(a), but only to the extent such performance or payment first arises in the ordinary course of the Urology Business after the Effective Time, and specifically excluding any liabilities or obligations arising from or in connection with any breach, violation, default or failure of performance of Seller or any third party arising prior to the Effective Time. The obligations described in this paragraph (a), to the extent assumed, are hereinafter collectively referred to as the “Assumed Liabilities”. To the extent either party receives any third party invoice relating to periods or portions thereof for which they are not liable hereunder, the parties will apportion the amount due from the other party pursuant to this Section, and the other party will promptly remit such amount to the invoiced party.

(b)	Retained Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume and hereby expressly disclaims any assumption of any other liabilities, obligations, debts or payables of any nature of Seller, whether or not related to the Urology Business, whether fixed or contingent, known or unknown, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, or otherwise (the “Retained Liabilities”). The Retained Liabilities include, without limitation:
(i)	Liabilities of Cytrix Israel. All liabilities or obligations of Cytrix Israel existing on the Closing Date or regardless of when asserted, related to periods or portions thereof ending on or prior to the Closing Date, except for those liabilities set forth in, and to the extent funded by Seller under, Sections 1.6(a)(xii) and 4.5;

(ii)	Long-Term Debt. Any long-term debt, including capitalized lease or other lease obligations, notes payable and other long-term debt obligations or lease commitments of any kind;

(iii)	Tax Liabilities. Any Tax liabilities of Seller or its Affiliates (including any Tax liabilities of Cytrix Israel) to the extent and such Taxes relate to taxable period or portions thereof ending on or prior to the Closing Date or relate to the transactions contemplated by this Agreement, including without limitation any transfer, recording or conveyance Taxes or value added taxes associated with the transactions contemplated by this Agreement;

(iv)	Broker Payments. All amounts owed under any Contract disclosed in Section 2.23 of the Disclosure Schedule; and

(v)	General Liabilities. Any environmental claims or liabilities, warranty claims or liabilities, product claims or liabilities, toxic tort, litigation or labor or employment claims or liabilities, automobile liabilities, general liabilities, workers’ compensation claims and any similar obligations or liabilities of Seller existing on the Closing Date or, regardless of when asserted, related to periods or portions thereof ending on or prior to the Closing Date.
1.4	Purchase Price and Holdback.

In addition to assuming the Assumed Liabilities and subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of Seller contained herein and in consideration of the sale, assignment, transfer and delivery of the Purchased Assets, Purchaser agrees to pay to Seller the sum of US$25,000,000 (the “Initial Purchase Price”). The Initial Purchase Price will be paid on Closing by wire transfers, in immediately available funds, in the amount of US$22,500,000, less the aggregate cash amount set forth on Exhibit 1.6(a)(xi) (the “Closing Date Payment”), to a bank account designated by Seller, and in the amount of US$2,500,000 (the “Holdback”) to U.S. Bank, National Association, as escrow agent (the “Escrow Agent”), to be held pursuant to the terms of an Escrow Agreement dated of even date herewith among Seller, Purchaser and Escrow Agent in the form attached hereto as Exhibit 1.4 (the “Escrow Agreement”).

1.5	Additional Payments by Purchaser. As additional consideration for the Purchased Assets and subject to the conditions set forth in this Section 1.5 and to Section 5.7, Purchaser shall make the following payments (collectively, the “Contingent Purchase Price,” together with the Initial Purchase Price, the “Purchase Price”) to Seller:
(a)	US$7,500,000 (the “First Milestone Payment”) upon Purchaser’s successful completion of the OUS pilot urge incontinence or frequency clinical trial and corresponding data analysis, as set forth on Exhibit 1.5(a) hereof (the “First Milestone”).

(b)	US$7,500,000 (the “Second Milestone Payment”) payable in two installments as follows (the “Second Milestone”):
(i)	US$5,000,000 at the time thirty (30) devices, assembled and manufactured by the Purchaser or its third party subcontractors, are ready to be implanted in patients for treatment of urge incontinence and/or frequency and the Purchaser is authorized to apply the CE Mark according to the Active Implantable Medical Device (AIMD) directives or once five (5) devices, assembled and manufactured by the Purchaser or its third party subcontractors, have been implanted in patients; and

(ii)	Contingent upon satisfaction of clause (b)(i), above, US$2,500,000 at the time that all of the Designated Employees have completed one (1) year of employment with Purchaser. In the event any of the Designated Employees do not complete one year of employment, the Seller will provide an alternative employee to Purchaser, or service in lieu of the work done by the terminated Designated Employee. In such case, this portion of the Second Milestone Payment will be delayed by the time such service is not provided to the Purchaser. In its sole discretion, the Purchaser may choose not to accept an alternative employee or services if it has found an acceptable replacement on its own. In such case, this portion of the Second Milestone will be considered complete on the one (1) year anniversary of the Designated Employee’s start date with the Purchaser or its Affiliates.
(c)	US$10,000,000 (the “Third Milestone Payment,” collectively with the First Milestone Payment and the Second Milestone Payment, the “Milestone Payments”) upon the final marketing approval by the U.S. Food and Drug Administration (“FDA”) for the first cleared indication for a device arising out of the Purchased Assets (the “Third Milestone,” collectively with the First Milestone and the Second Milestone, the “Milestones”).

For the avoidance of doubt, the parties agree that the First and Second Milestones are independent, and that either could be achieved prior to the other. Notwithstanding the foregoing, any pending Milestones will be deemed to have been achieved upon achievement of the Third Milestone.

Purchaser will notify Seller within thirty (30) days following achievement of each Milestone, and will remit the corrresponding Milestone Payment within five (5) business days following such notice, by a wire transfer of immediately available funds to a bank account designated by Seller.

In the event Seller reasonably believes that a Milestone has been achieved and Purcahser has failed to provide timely notice hereunder, Seller may notfy Purchaser and Purchaser will remit the Milestone Payment within ten (10) business days following such notice in the manner provided above, or will notfy Seller within such period as to any dispute regarding completion of the Milestone.
1.6	Closing. The Closing will be held at the offices of Oppenheimer Wolff & Donnelly LLP, Suite 3300, 45 South Seventh Street, Minneapolis, Minnesota or such other place as the parties may agree, at 9:00 a.m. on the Closing Date, local Minneapolis, Minnesota time, or such other time and place as the parties may agree. All matters at the Closing will be considered to take place simultaneously and no delivery of any document will be deemed complete until all transactions and deliveries of documents are completed. The Closing will be effective at 11:59 p.m. United States Central Standard Time on the Closing Date (the “Effective Time”).
(a)	At the Closing, Seller shall deliver to Purchaser the following:
(i)	Possession and control of the Purchased Assets, together with such bills of sale and instruments of conveyance, transfer and assignment, dated as of the Closing Date, as shall be sufficient to transfer to and vest in Purchaser good, valid, and marketable title to the Purchased Assets, free and clear of all Liens, together with documents evidencing release of any Lien on the Purchased Assets;
(ii)	Certified copies of resolutions duly adopted by the Board of Directors and sole shareholder of Seller, each authorizing the execution and delivery of this Agreement and all other documents being entered into by Seller, related to, or arising from, this Agreement;

(iii)	An executed original of the License Agreement between Seller and Purchaser in the form of Exhibit 1.6(a)(iii) attached hereto (the “License Agreement”);

(iv)	An executed original of the Escrow Agreement, including execution on behalf of the Escrow Agent;

(v)	An executed original of the Transition Services Agreement between Purchaser and Seller in the form of Exhibit 1.6(a)(v) attached hereto (the “Transition Services Agreement,” collectively with the Escrow Agreement and the License Agreement, the “Ancillary Agreements”);

(vi)	All Consents of or from all Governmental Authorities required hereunder to consummate the transactions contemplated herein, and all Consents of or from all Persons shall have been delivered, made or obtained, and Purchaser shall have received copies thereof;

(vii)	Opinions of counsel to Seller, in the form of Exhibit 1.6(a)(vii) attached hereto;

(viii)	Letters of Resignation and Release of Claims, dated as of the Effective Time, in substantially the form of Exhibit 1.6(a)(viii) attached hereto from the officers and directors and Cytrix Israel;

(ix)	Applicable documentation regarding tax withholding pursuant to Section 4.4(f).

(x)	Letters of assignment executed by Seller, and any other required documentation, to consummate the transfer of the Funds from Seller to Cytrix Israel as provided in Section 4.5 hereof;

(xi)	A certificate, in the form attached hereto as Exhibit 1.6(a)(xi), dated as of the Closing, and signed by the Seller’s Chief Executive Officer, certifying as to any accrued vacation days or recuperation pay (Dmei Havraa) accrued with respect to the Designated Employees and the respective cash amounts needed to cover such benefits through the date of the Closing.

(xii)	Copies of the executed employment agreements entered by and between Cytrix Israel and the Designated Employees, copies of letters of acknowledgment executed by the Designated Employees with respect to their transfer to Cytrix Israel, and such other ancillary documents as Purchaser may deem necessary;

(xiii)	A true copy of the notice of transfer of Cytrix Israel’s shares to Purchaser to be filed with the Israeli Companies Registrar not later than seven (7) calendar days following the Closing, in the form attached hereto as Exhibit 1.6(a)(xiii);

(xiv)	A validly executed share certificate covering Cytrix Israel’s shares to be issued to Purchaser at the Closing in the name of Purchaser, in the form attached hereto as Exhibit 1.6(a)(xiv);

(xv)	A copy of the Shareholder Register of Cytrix Israel reflecting the transfer of the Cytrix Israel’s shares to Purchaser, in the form attached hereto as Exhibit 1.6(a)(xv) ;

(xvi)	Executed share transfer deed covering all of the Cytrix Israel’s shares, in the form attached hereto as Exhibit 1.6(a)(xvi);

(xvii)	Certified copies of resolutions duly adopted by the Board of Directors of Cytrix Israel with respect to the transfer of Cytrix Israel shares to Purchaser; and

(xviii)	Such other duly executed agreements, deeds, certificates or other instruments of conveyance, transfer and assignment as shall be necessary, in the opinion of Purchaser, to vest in Purchaser good, valid and marketable title to the Purchased Assets.
(b)	At the Closing, Purchaser shall deliver to Seller the following:
(i)	The Closing Date Payment;

(ii)	Executed originals of each of the License Agreement, the Transition Services Agreement and the Escrow Agreement;

(iii)	Opinion of Oppenheimer Wolff & Donnelly LLP, counsel to Purchaser, in the form of Exhibit 1.6(b)(iii) attached hereto;

(iv)	Certified copies of resolutions duly adopted by the Board of Directors of Purchaser with respect to transaction; and

(v)	An Assumption Agreement in a mutually acceptable form and such other instruments, certificates or documents as shall have been reasonably requested by Seller for the assumption of the Assumed Liabilities; and

(vi)	All other documents required to be delivered by Purchaser in connection with the transactions contemplated hereby, including the counterpart signature pages of all other documents referred to in Section 1.6(a) to the extent Purchaser is a party thereto.
1.7	Further Assurances.
(a)	After the Closing, Seller shall from time to time, at the request of Purchaser and without further cost or expense to Purchaser, execute and deliver such other instruments of conveyance and transfer as Purchaser may reasonably request in order to more effectively consummate the transactions contemplated herein and to vest in Purchaser good and marketable title to the Purchased Assets.

(b)	To the extent assets and rights of Seller in existence at the Effective Time necessary for the conduct of the Urology Business, as currently conducted and as contemplated to be conducted from and after the Closing (other than those disclosed in Schedule 2.7 and other than those licensed pursuant to the License Agreement or placed at the disposal of Purchaser under the Transition Service Agreement) are omitted from the Purchased Assets, Seller will, at its own expense and without additional consideration (except and nominal consideration required), take all necessary action to either: (i) transfer the omitted assets or rights to Purchaser, pursuant to a bill of sale or assignment agreement, free and clear of all Liens, if the assets are exclusively related to the Field of Use; or (ii) if the assets have application both within and outside the Field of Use, license such assets to Purchaser for Purchaser’s exclusive use in the Field of Use pursuant to an appropriate addendum to the License Agreement.

(c)	To the extent any of the Purchased Assets are not assigned or assignable to Purchaser or if necessary consent to such assignment shall not have been obtained by Seller as of the Closing Date, Seller shall hold in trust for the benefit of Purchaser all of Seller’s right, title and interest to such Purchased Assets and, insofar as permissible, from time to time, assign such interest to Purchaser. Seller shall cooperate in any reasonable arrangement to the end that Purchaser shall be provided the use and benefits of such Purchased Assets. Notwithstanding anything in this Agreement to the contrary, neither this Agreement nor any document or instrument delivered pursuant hereto shall constitute an assignment of any claim, contract, license, permit, lease, commitment, sales order or purchased order or any claim or right or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof without the consent or approval of any other party thereto or issuer thereof would constitute a breach thereof or in any way adversely affect the rights to be assigned.

(d)	Nothing in this Section 1.7 shall be deemed to waive any provision set forth in Article 5 or release Seller from its obligation to defend, indemnify and hold Purchaser harmless from any loss, liability or damage suffered by Purchaser resulting from any failure by Seller to transfer and assign the Purchased Assets as required by this Agreement.
1.8	Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in accordance with Purchaser’s allocation of such Purchase Price for financial statement purposes as determined for purposes of Purchaser’s audited financial statements.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER
     As a material inducement to Purchaser to enter into this Agreement, with the understanding that Purchaser will be relying thereon in consummating the transactions contemplated hereunder, Seller hereby represents and warrants to Purchaser that except as set forth in the Disclosure Schedule delivered by Seller to Purchaser on the date hereof (the “Disclosure Schedule”), the statements contained in this Article 2 are true and correct. Any item, information or facts set forth in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation and warranty made in this Article 2 unless a reasonable person would not reasonably understand the exception taken from the item, information or facts on their face. In addition, any item, information or facts disclosed in one section or subsection of the Disclosure Schedule will be deemed to be disclosed in all other applicable sections or subsections of the Schedule if the relevance of such disclosure is reasonably apparent on its face or such disclosure is specifically identified by cross reference or otherwise in the Disclosure Schedule. However, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The disclosure of any matter or item in the Disclosure Schedule shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.
2.1	Corporate Organization and Power. Seller is a corporation duly organized and validly existing under the laws of the State of Israel, and has all requisite corporate power and authority, and all governmental licenses, governmental authorizations, governmental consents and governmental approvals, required to carry on its business as now conducted and to own, lease and operate the assets and properties of Seller as now owned, leased and operated. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of its properties and assets owned, leased or operated by Seller or the nature of the business conducted by Seller requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction could not, individually or in the aggregate, have a Material Adverse Effect.

2.2	Cytrix Israel. Cytrix Israel is a corporation duly organized and validly existing under the laws of the State of Israel. All of the outstanding equity interest of Cytrix Israel will be, as of the Closing, owned directly by Seller, free and clear of all Liens. Except with respect to Purchaser’s rights to acquire all of Seller’s equity ownership interest in Cytrix Israel under this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments to which Cytrix Israel or Seller is a party of any character relating to the issued or unissued equity interests in Cytrix Israel or obligating Cytrix Israel to grant, issue or sell any equity interests in Cytrix Israel, by sale, lease, license or otherwise.

2.3	Authorization. Seller has the full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to carry out the transactions contemplated herein and therein. The Board of Directors and the shareholder of Seller have taken all action required by law and Seller’s Articles of Association and otherwise to duly and validly authorize and approve the execution, delivery and performance by Seller of this Agreement, the Ancillary Agreements and the consummation by Seller of the transactions contemplated herein and therein and no other corporate proceedings on the part of Seller are, or will be, necessary to authorize this Agreement, the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

2.4	Non-Contravention. Neither the execution, delivery and performance by Seller of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated herein and therein will (a) contravene or conflict with the Articles of Association of Seller, (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Seller, or any of the Purchased Assets; (c) result in the creation or imposition of any Lien on any of the Purchased Assets, or (d) be in conflict with, constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments or acceleration under any terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license, contract, franchise, permit, instrument or other agreement or obligation relating to the Urology Business and to which Seller is a party, or by which any of Seller’s properties or assets used in the Urology Business may be bound.

2.5	Consents and Approvals.
(a)	No consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a “Consent” and sometimes collectively as “Consents”) any individual or entity, including without limitation any Governmental Authority or Person, is required in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements by Seller or the consummation by Seller of the transactions contemplated herein and therein other than as set forth in Schedule 2.5. There are no facts or circumstances that would prevent or materially delay obtaining any of the Consents.

(b)	As of the date hereof: (i) MedImpulse Holding Ltd., a Swiss corporation (“MedImpulse”) is the “ultimate parent entity” of the Seller as such term is defined under the Premerger Notification Rules (the “Rules”) to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (ii) MedImpulse has not derived revenues in any manufacturing industry in the 2005 calendar year; (iii) MedImpulse holds less than $11.3 million in total assets, as determined in accordance with Section 801.11 of the Rules to the HSR Act and (iv) MedImpulse had less than $113.4 million in annual net sales, as determined in accordance with Section 801.11 of the Rules to the HSR Act.
2.6	Financial Statements.
(a)	From its inception through December 31 2005 Cytrix Israel was a dormant company and therefore had no financial statements. During the period commencing on January 1st 2006 and ending on Closing Date, Cytrix Israel’s sole obligations are the payment of salaries to Designated Employees and related supplementary costs associated with the Designated Employees.

(b)	Seller has not maintained separate accounts or financial records for the Urology Business and has not prepared or caused to be prepared any financial statements of the Urology Business.

2.7	Purchased Assets. Seller has good and valid right, title and interest in and to the Purchased Assets, free and clear of all Liens. Except as set forth on Schedule 2.7 and except for assets of Seller that are used both in and out of the Field of Use but that are placed at the disposal of Purchaser under the Transition Service Agreement, the Purchased Assets and those Intellectual Property Rights licensed under the License Agreement comprise all of the assets, both tangible and intangible, necessary for the continued conduct of the Urology Business by Purchaser as the Urology Business has been heretofore conducted by Seller and as contemplated to be conducted from and after the Closing, and there are no assets or properties used by Seller in the conduct of the Urology Business that will not be transferred to Purchaser hereunder or licensed under the License Agreement.

2.8	Manufacturing and Marketing Rights. Seller has not granted rights to manufacture, produce, assemble, license, market, or sell any products in the Field of Use to any other person and is not bound by any agreement that affects Seller’s right to develop, manufacture, assemble, distribute, market or sell such products in the Field of Use.

2.9	FDA and Regulatory Matters. In connection with the Urology Business:
(a)	Seller has obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by Government Authorities to permit the design, development, pre-clinical and clinical testing, manufacture and labeling of its products within the Field of Use in jurisdictions where it currently conducts such activities (collectively, the “Seller Licenses”). Seller is in compliance in all material respects with the terms and conditions of each Seller License. Seller is in compliance in all material respects with all Applicable Laws regarding registration, licensing and certification for each site at which a product within the Field of Use is manufactured, labeled, sold or distributed. All manufacturing operations performed by or on behalf of Seller have been and are being conducted in all material respects in compliance with the applicable quality systems regulations governing the production of medical devices within the Field of Use in the European Union and all other countries where such compliance is required. All non-clinical laboratory studies of products sponsored by Seller and intended to be used to support regulatory clearance or approval have been and are being conducted in compliance in all material respects with the applicable regulations in the European Union and all other countries where such compliance is required, governing the conduct of non clinical laboratory investigations. Seller is in compliance in all material respects with all applicable reporting requirements for all Seller Licenses or plant registrations including, but not limited to, applicable adverse event reporting requirements. Seller does not yet hold a Seller License in the United States, does not conduct any activities described in this Section 2.9 in the United States, and does not represent that its products satisfy Applicable Laws in the United States. The Disclosure Schedule sets forth a list of all Seller Licenses.

(b)	Seller is in compliance in all material respects with the requirements of Governmental Authorities and Applicable Laws relating to the maintenance, compilation and filing of reports, including medical device reports, with regard to Seller’s products within the Field of Use.

(c)	Seller has not received any written notice or other written communication from any Governmental Authority (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of Seller’s products or (ii) otherwise alleging any violation of Applicable Law by Seller.

(d)	There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken or, to Seller’s Knowledge, threatened by any Governmental Authority with respect to any of Seller’s products, including any facilities where any such products are produced, processed, packaged or stored, and Seller has not within the last three years, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall of any product or provided post-sale warnings regarding any product.

(e)	Seller has conducted all of its clinical trials with reasonable care and in all material respects in accordance with all Applicable Laws and the stated protocols for such clinical trials. To the extent that there have been any deviations from the clinical protocols, such deviations have been handled in all material respects in compliance with Applicable Laws.

(f)	All filings with and submissions to Governmental Authority made by Seller with regard to Seller’s products, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.
2.10	Reimbursement/Billing. As Seller has not sold any products in the Urology Business, there are no issues relating to reimbursement or billing applicable to the Urology Business.

2.11	Compliance with Applicable Laws. With respect to the Urology Business and the Purchased Assets, Seller has not violated or infringed, nor is it in violation or infringement of, any Applicable Law or any order, writ, injunction or decree of any Governmental Authority in connection with its activities, and Seller and each of its officers, directors, agents and employees have complied with all Applicable Laws. No claims have been filed against Seller alleging a violation of any Applicable Law in connection with the Urology Business and the Purchased Assets.

2.12	Permits. The Disclosure Schedule sets forth all approvals, authorizations, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Authorities (and all other Persons) materially necessary for Seller to conduct the Urology Business and own and operate the Purchased Assets (the “Permits”). Each Permit is valid and in full force and effect and none of the

Permits will be terminated, revoked, modified or become terminable or impaired in any respect for any reason, except as would not have a Material Adverse Effect. Seller has conducted the Urology Business in compliance with all material terms and conditions of the Permits.

2.13	Litigation. There are no (a) actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person (collectively, “Proceedings”), nor any investigations or reviews by any Governmental Authority against or affecting Seller, pending or, to Seller’s Knowledge, threatened, against or by Seller relating to the Urology Business or any of the Purchased Assets or which seek to enjoin or rescind the transactions contemplated by this Agreement or the Ancillary Agreements; or (b) existing orders, judgments or decrees of any Governmental Authority naming Seller as an affected party in connection with the Urology Business or otherwise affecting any of the Purchased Assets.

2.14	Contracts.
(a)	The Disclosure Schedule lists the following Contracts of Seller and Cytirx Israel relating to the Urology Business or the Field of Use (collectively, the “Scheduled Contracts”):
(i)	Each Contract relating to all machinery, tools, equipment and other tangible personal property (other than inventory and supplies) owned, leased or used by Seller.

(ii)	Each supply, manufacturing, marketing, distribution or sale agreement or similar Contract.

(iii)	Each consulting, development, joint development, research and development or similar Contract, and each contract under with Seller has granted or obtained a license to Intellectual Property, other than commercial software licenses.

(iv)	All acquisition, partnership, joint venture, teaming arrangements or other similar Contracts.

(v)	Any Contract under which Seller has agreed not to compete or has granted to a third party an exclusive right that restricts or otherwise adversely affects the ability of Seller to conduct its Urology Business.

(vi)	All Contracts with the Designated Employees and all benefit plans applicable to the Designated Employees.

(vii)	All Contracts for clinical or marketing trials relating to Seller’s products and all Contracts with physicians, hospitals or other healthcare providers, or other scientific or medical advisors.

(b)	Seller has delivered to Purchaser true and correct copies (or summaries, in the case of any oral Contracts) of all such Scheduled Contracts. Except as specified in the Disclosure Schedule, none of the Scheduled Contracts contain a provision requiring the consent of any party with respect to the consummation of the transactions contemplated herein. No notice of default arising under any Scheduled Contract has been delivered to or by Seller. Each Scheduled Contract is a legal, valid and binding obligation of Seller, and each other party thereto, enforceable against each such party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity, and neither the Seller nor any other party thereto is in breach, violation or default thereunder.
2.15	Labor and Employment Matters Concerning the Designated Employees.
(a)	Seller has previously delivered to Purchaser complete information regarding the Designated Employees, including their base salaries and bonus and contributions to Manager’s Insurance and provident funds. The Designated Employees are employed by Cytrix Israel on an “at-will” basis. The Designated Employees have been employed solely in the State of Israel, and, other than in connection with occasional business travel, have not rendered services to Seller or Cytrix Israel in any other jurisdiction.

(b)	In connection with the Urology Business, Seller is and has been in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Applicable Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice. There is no unfair labor practice complaint against Seller pending or, to Seller’s Knowledge, threatened before the National Labor Relations Board or any other comparable Governmental Authority. There is no labor strike, dispute, slowdown or stoppage actually pending or, to Seller’s Knowledge, threatened against or directly affecting Seller. No labor representation question exists respecting the employees of Seller and there is not pending or, to Seller’s Knowledge, threatened any activity intended or likely to result in a labor representation vote respecting the employees of Seller. No grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist or, to Seller’s Knowledge, have been threatened. No collective bargaining agreement is binding and in force against Seller or currently being negotiated by Seller. Seller has not experienced any significant work stoppage or other significant labor difficulty. Seller is not delinquent in payments to any persons for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any Benefit Plan. Upon termination of the employment of any person, neither Seller, Purchaser nor any subsidiary of Purchaser will, by reason of any agreement or understanding to which Seller is a party, be liable to any of such persons for so-called “severance pay” or any other payments. Within the twelve-month period prior to the date hereof there has not been any expression of intention to Seller by any Designated Employee to terminate such employment.

(c)	Seller does not have any employment contract with any of the Designated Employees or any other consultant or person, of the Urology Business, which is not terminable by it at will without liability, upon sixty (60) calendar days prior notice. Schedule 2.15 hereto lists all employment, engagement, consulting, non-competition, intellectual property assignment and/or confidentiality agreements between Seller and any Designated Employee of Seller with respect to the Urology Business. Except as contained in the agreements listed on Schedule 2.15, Seller does not have any deferred compensation agreements or bonus, incentive, profit-sharing, or pension plans currently in force and effect, or any understanding with respect to any of the foregoing.

(d)	Neither Seller nor, to Seller’s knowledge, any of the Designated Employees of the Urology Business, is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such person’s best efforts to promote the interests of Seller, or that would conflict with the Urology Business as conducted and as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Urology Business by the employees and consultants of Seller, nor the conduct of the Urology Business as proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which, to the knowledge of Seller any of such Designated Employees is now obligated.

(e)	Seller is not a party to any collective bargaining contract, collective labor agreement or other contract or arrangement with a labor union, trade union or other organization or body involving the Designated Employees, or is otherwise required (under any legal requirement, under any contract or otherwise) to provide benefits or working conditions beyond the minimum benefits and working conditions required by law to be provided pursuant to rules and regulation of the Israeli Histadrut (General Federation of Labor), the Coordinating Bureau of Economic Organization and the Industrialists’ Association. Seller has not recognized or received a demand for recognition from any collective bargaining representative with respect to the Designated Employees. Seller has complied with all applicable employment laws. Notwithstanding the generality of the prior sentence, (i) Cytrix Israel does not have and is not subject to, and no employee of Cytrix Israel benefits from, any extension order (tzavei harchava) or any general contract or arrangement with respect to employment or termination of employment except those extension orders that apply to all Israeli companies generally; (ii) all of Designated employees at the Urology Business are “at will” employees subject to the termination notice provisions included in their employment agreements or applicable law; (iii) Cytrix Israel obligations to provide statutory severance pay to its employees of the Urology Business pursuant to the Israeli Severance Pay Law (5723-1963) are fully funded or accrued on the books and records of Cytrix Israel; (v) all amounts that Cytrix Israel is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds, as the case may be or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Authority as required by the Israeli Income Tax Ordinance of Israel [New Version], 1961, as amended and Israeli National Insurance Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid, and Cytrix Israel does not have any outstanding obligation to make any such deduction, transfer, withholding or payment; (vi) Cytrix Israel is in compliance in all material respects with all applicable legal requirements and contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to its Designated Employees, including but not limited to The Prior Notice to the Employee Law 2002, The Notice to Employee (Terms of Employment) Law 2002, The Prevention of Sexual Harassment Law (5758-1998), and The Employment by Human Resource Contractors Law 1996; and (vii) in cases where an Designated Employee is entitled to an insurance policy according to his or her employment agreement all obligations of Cytrix Israel with respect to statutorily required severance payments to its Designated Employees have been fully satisfied or have been fully funded by contributions to appropriate insurance funds pursuant to the Israeli Severance Pay Law (5723-1963). Cytrix Israel has not engaged any employees whose employment would require special licenses or permits, and there are no unwritten policies or customs which, by extension, could entitle employees to rights or benefits in addition to what they are entitled by law. Cytrix Israel has not engaged any consultants, sub-contractors or freelancers who, according to Israeli law, would be entitled to the rights of an employee vis a vis Seller, including rights to severance pay, vacation, recuperation pay (Dmei Havaraa) and other employee-related statutory benefits.

(f)	Each of the Designated Employees is currently devoting one hundred percent (100%) of his or her business time to the conduct of the business of Seller. Seller is not aware of any Designated Employee planning to work less than full time in the future.
2.16	Urology Business Intellectual Property.
(a)	The Disclosure Schedule lists all Urology Business Intellectual Property that is the subject of an invention disclosure and/or record, that is registered with, has been applied for, or has been issued by the U.S. Patent and Trademark Office, U.S. Copyright Office or a corresponding foreign governmental or public authority, or that is licensed to or from any third party(ies), including, in the case of licensed Intellectual Property included therein, a description of the license agreement, the name and address of the licensee or licensor, as the case may be, and the date and term of the agreement and the royalties or other fees payable thereunder. Seller has delivered or made available to Purchaser complete and accurate copies of correspondence, litigation documents, agreements, file histories and office actions relating to the patents and patent applications and invention disclosures listed in the Disclosure Schedule. Each item of Urology Business Intellectual Property owned, licensed or used by Seller immediately prior to the Effective Time hereunder will be owned, licensed or available for use by Purchaser or its Subsidiaries on identical terms and conditions immediately after the Effective Time pursuant to this Agreement or the License Agreement.

(b)	Seller owns, free and clear of any Lien, and possesses all right, title and interest, or holds a valid license, in and to all Urology Business Intellectual Property, and has taken all reasonable action to protect the Urology Business Intellectual Property. All patents included in the Urology Business Intellectual Property are valid and enforceable. To the Knowledge of the Seller, the Transferred Intellectual Property and the Intellectual Property licensed under the License Agreement constitutes all the Intellectual Property necessary to the conduct of the Urology Business as it is currently conducted and as it is currently contemplated to be conducted. There are no royalties, fees, honoraria or other payments payable by Seller to any Person by reason of the ownership, development, modification, use, license, sublicense, sale, distribution or other disposition of the Urology Business Intellectual Property other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business. Seller has taken all reasonable security measures to protect the secrecy, confidentiality and value of the Urology Business Intellectual Property.

(c)	All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Urology Business Intellectual Property on behalf of Seller and all officers and technical employees of Seller either (i) have been a party to “work-for-hire” arrangements or agreements with Seller in accordance with Applicable Law that has accorded Seller full, effective, sole, exclusive and original ownership of all tangible and intangible property thereby arising, and (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller effective, sole and exclusive ownership of all tangible and intangible property arising thereby.

(d)	To the Knowledge of the Seller, the conduct of the Urology Business by Seller has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any intellectual property right of any other Person. Seller has not received any notice from any third party of any infringement, misappropriation or violation by Seller of any intellectual property right of any third party and no notice has been received by Seller challenging Seller’s ownership or claim to invention priority to any of the Urology Business Intellectual Property. No claim by any third party contesting the validity of any Urology Business Intellectual Property has been made, is currently outstanding or, to the Knowledge of Seller, is threatened or reasonably expected to arise. To the

Knowledge of Seller, no third party is infringing any Urology Business Intellectual Property right of Seller.
2.17	Insurance. The Disclosure Schedule contains an accurate and complete list of all insurance policies owned or held by Seller in connection with or relating to the Urology Business, including, but not limited to, general liability, specifying the insurer the policy number, and the term of the coverage. All present policies are in full force and effect and all premiums with respect thereto have been paid. Seller has not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past five (5) years.

2.18	Tax Matters.
(a)	Cytrix Israel is not a party to any agreement, contract, arrangement or plan that (i) has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of Cytrix Israel, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or similar provisions under any foreign laws; or (ii) would obligate Cytrix Israel to provide “gross-up” benefits with respect to any excise tax due on any “excess parachute payments” within the meaning of Section 280G of the Code or similar provisions under any foreign laws.

(b)	Cytrix Israel is not involved in, subject to, or a party to any joint venture, partnership, contract or other arrangement that is treated as a “partnership” for federal, state, local or foreign income Tax purposes. Cytrix Israel does not own any interest in an entity that is classified as an entity that is “disregarded as an entity separate from its owner” under Treasury Regulations Section 301.7701-3(b).

(c)	The Seller and its shareholder are not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance.
2.19	Product Liability Claims. In connection with the Urology Business, Seller has never received a claim, or incurred any uninsured or insured liability, for or based upon failure to warn, breach of product warranty, strict liability in tort, general negligence, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in, but not limited to, product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use) or sale of its products or from the provision of services (“Product Liability Claim”). Seller has disclosed to Purchaser each Product Liability Claim received by Seller.

2.20	Relations with Suppliers. In connection with the Urology Business, no material current supplier of Seller has canceled any contract or order for provision of, and there has been no threat by any such supplier not to provide, raw materials, products, supplies or services in the scope of the businesses of Seller either prior to or following the Effective Time. The Disclosure Schedule lists each supplier to Seller relating to the Urology Business that is the source of a particular raw material, product, supply or service with respect to which locating and qualifying a replacement source would involve significant cost or delay.

2.21	Indemnification Obligations. Except for the Indemnification Obligations set forth in the Assigned Contracts hereto, Seller is not a party to any Contract in connection with the Urology Business that contains any provisions requiring Seller to indemnify any Person.

2.22	Absence of Certain Business Practices. In connection with the Urology Business, neither Seller, any director, officer, employee or agent of Seller, nor any other person acting on behalf of Seller, has, directly or indirectly, given or agreed to give any gift or similar benefit or agreed to make or made any payment to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Seller, taken as a whole (or assist it in connection with any actual or proposed transaction) which (a) would reasonably be expected to subject Seller or Purchaser to any damage or penalty in any civil, criminal or governmental litigation proceeding, or (b) violated or violates any Applicable Law.

2.23	Brokers. Except as set forth in the Disclosure Schedule, neither Seller nor any of its directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby.

2.24	Chief Scientist; Government Grants. Neither Seller nor Cytrix Israel are (a) part of the Chief Scientist Program or (b) party to any governmental grant plan, including the Israeli Investment Center.

2.25	Disclosure. No representation or warranty by Seller in this Agreement and no statement contained or to be contained in any document, certificate or other writing furnished or to be furnished by Seller to Purchaser, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There is no fact that has not been disclosed to Purchaser of which any officer or director of Seller is aware which has or could reasonably be expected to have a Material Adverse Effect on the Purchase Assets.

2.26	Investigation by Purchaser. Notwithstanding anything to the contrary in this Agreement (including Section 3.6), (a) no investigation by Purchaser shall affect the representations and warranties of Seller under this Agreement or contained in any other writing to be furnished to Purchaser in connection with the transactions contemplated hereunder and (b) such representations and warranties shall not be affected or deemed waived by reason of the fact that Purchaser knew or should have known that any of the same is or might be inaccurate in any respect.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     As a material inducement to Seller to enter into this Agreement, with the understanding that Seller will be relying thereon in consummating the transactions contemplated hereunder, Purchaser hereby represents and warrants to Seller that the statements contained in this Article 3 are true and correct.
3.1	Corporate Existence and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority, and all governmental licenses, governmental authorizations, governmental consents and governmental approvals, required to carry on its business as now conducted and to own, lease and operate the assets and properties of Purchaser as now owned, leased and operated. Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of its properties and assets owned, leased or operated by Purchaser or the nature of the business conducted by Purchaser requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction could not, individually or in the aggregate, have a Material Adverse Effect.

3.2	Authorization. Purchaser has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereunder. The Board of Directors of Purchaser has taken all action required by law, its Certificate of Incorporation and bylaws and otherwise to duly and validly authorize and approve the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements and the consummation by Purchaser of the transactions contemplated herein and therein and no other corporate proceedings on the part of Purchaser are, or will be, necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Seller of this Agreement and the Ancillary Agreement, constitute the legal, valid and binding obligations of Purchaser enforceable against it in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3	Consents and Approvals. No Consent by any individual or entity, including without limitation any Governmental Authority or Person, is required in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements by Purchaser or the consummation by Purchaser of the transactions contemplated herein and therein, other than where the failure to make any such filing, or to obtain such permit, authorization, Consent or approval, would not prevent or delay consummation of the transactions contemplated hereby and thereby or would not otherwise prevent Purchaser from performing its obligations under this Agreement or the Ancillary Agreements.

3.4	Brokers. Neither Purchaser nor any of its directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby.

3.5	No Violation. Neither the execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder nor the consummation by Purchaser of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Purchaser, (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease or agreement to which Purchaser is a party or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or domestic or foreign Governmental Body applicable to Purchaser.

3.6	Purchaser Diligence. Subject to Section 2.26, Purchaser hereby acknowledges that it (i) has had ample time and opportunity to consult with its advisors concerning the potential benefits and risks of entering into this Agreement, and (ii) has conducted such due diligence and investigation as it desired, based upon the information provided by Seller.
ARTICLE 4
COVENANTS
4.1	Confidentiality.
(a)	Mutual Covenant. From and after the Closing Date, except as otherwise consented to by the Disclosing Party in writing, (i) Recipient will not, directly or indirectly disclose or use in a manner adverse to the Disclosing Party, any Confidential Information (as defined below) of the Disclosing Party except to the limited extent necessary for Recipient’s performance under the Transition Services Agreement or as required by the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body, (ii) the Confidential Information will be the exclusive property of the Disclosing Party and, any time on or after the Closing Date, if requested by the Disclosing Party, Recipient will promptly deliver to the Disclosing Party all Confidential Information, including all copies thereof, which are in the possession, or under the control of Seller or its agents or representatives, without making or retaining any copies or extracts thereof (except to the limited extent necessary for Seller’s performance under the Transition Services Agreement), and (iii) if Recipient or its agents or representatives receives a request to disclose all or any part of the Confidential Information in connection with a legal proceeding, Recipient will (A) immediately notify the Disclosing Party of the existence, terms and circumstances surrounding such request, (B) consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow such request, and (C) if disclosure of such information is required, and at the Disclosing Party cost and expense, exercise its best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded such portion of the disclosed information which the Disclosing Party so designates.

(b)	Definitions. For purposes of this Article 4:
(i)	“Confidential Information” means any and all information of the Disclosing Party relating to the management, operations, finances, products, trade secrets, technology, financial data, employee information, computer programs and systems, computer based information, plans, projections, existing and proposed and contemplated projects or investments, formulae, processes, methods, products, manuals, drawings, supplier lists, customer lists, purchase and sales records, marketing information, commitments, correspondence and other information, whether written, oral or computer generated.

(ii)	“Recipient” means a party hereto that receives Confidential Information of the other party, regardless of the means of disclosure.

(iii)	“Disclosing Party” means a party hereto whose Confidential Information is received by the other party hereto;
(c)	Exceptions. The obligations in Section 4.1(a) will not apply to the extent a Disclosing Party’s Confidential Information: (i) is in the public domain prior to its disclosure to, or receipt by, the Recipient; (ii) is lawfully in the Recipient’s possession prior to disclosure to or receipt by the Recipient; (iii) becomes part of the public domain by publication or otherwise through no unauthorized act or omission on the part of the Recipient or its employees or agents; or (iv) is independently developed by an employee(s) of the Recipient with no access to the disclosed information.

(d)	Remedy. The covenants and undertakings contained in this Section 4.1 relate to matters which may be of a special, unique and extraordinary character and a violation of any of the terms of this Section 4.1 may cause irreparable injury to the Disclosing Party, the amount of which may be impossible to estimate or determine and for which adequate compensation may not be available. Therefore, the Disclosing Party shall be entitled to an injunction, restraining order or other equitable relief from a court of competent jurisdiction, restraining any violation or threatened violation of any such terms by Recipient and such other persons as the court orders.
4.2	Further Assurances. Each party hereto shall, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.

4.3	Public Announcements. None of the parties hereto shall make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. The parties shall maintain this Agreement and the terms hereof in strict confidence, and neither party shall disclose this Agreement or any of its terms to any third party unless specifically ordered to do so by a court of competent jurisdiction after consulting with the other party or unless required by Applicable Law or regulation including, but not limited to, the rules and regulation of the Securities and Exchange Commission, the Israeli Securities Authorities, Tel Aviv stock market and the Nasdaq Stock Market. Notwithstanding the foregoing, the parties may, on a confidential basis, advise and release information regarding the existence and content of this Agreement or the transactions contemplated hereby to their respective Affiliates or any of their agents, accountants, attorneys and prospective lenders or investors in connection with or related to the transactions contemplated by this Agreement.

4.4	Preparation of Tax Returns: Tax Matters.
(a)	Pre-Closing Tax Returns. Seller shall timely file at its expense all Tax Returns required to be filed by Cytrix Israel relating to the Urology Business on or before the Closing Date; provided, however, that, after the date hereof, Seller shall not file any such Tax Returns, or other returns, elections, claims for refund or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, property, withholding or employment tax returns or statements) for any Tax period without providing a copy of such Tax Return to Purchaser at least three (3) days prior to the Closing.

(b)	Post-Closing Tax Returns. Purchaser will file (or cause to be filed) all Tax Returns of Cytrix Israel required to be filed relating to the Urology Business after the Closing Date, including Tax Returns for Tax periods (or portions thereof) ending on or prior to the Closing Date. All Taxes owing with any such Tax Returns that are considered Retained Liabilities shall be paid by Seller or reimbursed to Purchaser upon Purchaser’s request.

(c)	Taxes on Transaction. In addition to and without limiting those representations and warranties set forth in Section 2.18 of this Agreement or the definition of Retained Liabilities pursuant to Section 1.3, Seller will pay all Taxes arising from or relating to the transactions contemplated by this Agreement.

(d)	Termination of Tax Allocation Agreements. Any and all tax allocation or sharing agreements or arrangements (other than this Agreement), whether or not written, that may have been entered into by and between Cytrix Israel and any other person, shall be terminated as to Cytrix Israel immediately prior to the Closing, and no payments which are owed by or to Seller pursuant thereto shall be made thereunder.

(e)	Assistance and Cooperation. Each of Purchaser and Seller will provide the other with such assistance as may reasonably be requested by each of them in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will provide the other with any records or information which may be relevant to such Tax Return, audit or examination, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Return and supporting work schedules.

(f)	Tax Withholding. Prior to the Closing, Seller shall deliver to Purchaser a certificate issued by the Israeli tax authorities with respect to Seller’s Tax withholding obligations. Purchaser or its payment agent shall be entitled to deduct and withhold from the Purchase Price or other payments otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payments. To the extent that amounts are so withheld, such withheld amounts shall be promptly remitted by Purchaser or its payment agents to the applicable Governmental Authority requiring such withholding and shall be treated for all purposes of this Agreement as having been paid to the person for whom such deduction and withholding was made.
4.5	Assignments to Cytrix Israel. At, or prior to the Closing, Seller shall transfer to Cytrix Israel all of Sellers’ rights in the existing Managers Insurance, Disability Insurance (Ovdan Kosher Avoda), Pension Funds, Educational Funds and any other funds related to social benefits of the Designated Employees (collectively the “Funds”) maintained by Seller on behalf of the Designated Employees during their employment by Seller. Seller will sign all necessary documents and comply with all necessary procedures to accomplish the aforesaid.

4.6	Non-Competition; Enforcement of Employee Agreements.
(a)	From and after the Closing Date until the date Purchaser is no longer required to make royalty payments pursuant to the License Agreement:
(i)	Seller will not engage, directly or indirectly, through an Affiliate or otherwise, either for its own benefit or for the benefit of any other person, in any business which competes anywhere in the world in the Field of Use provided, however, that the foregoing will not: (A) restrict or prohibit the Seller or any of its Affiliates from maintaining and/or undertaking all other activities of the Seller whether existing at Closing or not, excluding activities in the Field of Use; (B) restrict or prohibit the Seller or any of its Affiliates from making passive investments in persons primarily engaged in any competitive business whose shares of stock are regularly traded on a national securities exchange or on any over-the-counter market, provided the aggregate interest represented by such investments does not exceed five percent (5%) of any class of the outstanding equity or debt securities of any such person; or (C) restrict or prohibit any venture capital firm that may be an Affiliate of Seller from investing in a competitive business; or (D) restrict or prohibit any Person who becomes an Affiliate of Seller as the result of a Change in Control from engaging in a competitive business, other than through the use of Seller’s or its other Affiliates’ assets or properties (tangible or intangible) or with the assistance, directly or indirectly, of Seller or its other Affiliates or their respective officers, directors and employees.

(ii)	Seller will not, and will prevent its Affiliates from taking action to, waive, amend or terminate its rights in the existing non-compete agreements as disclosed in Schedule 4.6(b) hereto; and Seller will, and will cause its Affiliates to, use commercially reasonable efforts to enforce such agreements for the benefit of Purchaser.
(b)	The Seller acknowledges that the period of restriction, the geographical areas of restriction and the restraints imposed by the provisions of Section 4.6(a) are fair and reasonably required for the protection of Purchaser. Notwithstanding the foregoing, if the final judgment of a court of competent jurisdiction declares that any term or provision of Section 4.6(a) is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision and this Agreement will be enforceable against the parties as so modified.

(c)	All of the covenants in this Section 4.6 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Seller against the Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Purchaser of such covenants. The covenants contained in Section 4.6(a) shall not be affected by any breach of any other provision hereof by any party hereto.

(d)	Upon any Change in Control of Seller, Seller will cause the party(ies) acquiring control to execute and deliver an agreement, in the form attached as Exhibit 4.6(d), acknowledging the provisions of this Section 4.6.
4.7	Conduct of Urology Business after Closing Date. From and after the Closing Date, Purchaser shall, and to the extent applicable, shall cause its Affiliates to, use commercially reasonable efforts to complete the Milestones, which shall include the following: (i) pursuing the steps set forth in Exhibit 1.5(a); (ii) taking appropriate steps to complete development and manufacture of devices necessary under Section 1.5(b)(i) and establishing manufacturing of the thirty (30) devices called for by such Section 1.5(b)(i) in accordance with CE Mark regulations and FDA requirements and to obtain a CE Mark in Purchaser’s own right; (iii) pursuit of the marketing approval called for under Section 1.5(c), including engaging in such negotiations as are reasonably appropriate with the FDA; and (iv) in good faith not undertaking any action the primary purpose of which is to negatively impact the achievement of the Milestones. Seller acknowledges and agrees that factors beyond Purchaser’s control (including Seller’s performance under this Agreement and the Transition Services Agreement, as well as the outcomes of clinical trials) may affect Purchaser’s ability to complete the Milestones, and that nothing in this

Agreement or any Ancillary Agreement will be construed as a guarantee by Purchaser that the Milestones will be achieved.
ARTICLE 5
SURVIVAL AND INDEMNIFICATION
5.1	Survival. The representations and warranties of each party contained in this Agreement, and the indemnification obligations of Seller with respect thereto, will survive the Closing and shall expire twelve (12) months after the Closing Date. Notwithstanding the preceding sentence, (i) the representations and warranties contained in Section 2.11 (“Urology Business Intellectual Property”), and the indemnification obligations of Seller with respect thereto, shall survive the Closing through the end of the period during which Purchaser is required to make royalty payments to Seller pursuant to the terms of the License Agreement; (ii) the representations and warranties set forth in Sections 2.3 (“Authorization”), 2.7 (“Purchased Assets”), 2.23 (“Brokers”), 3.2 (“Authorization”) and 3.4 (“Brokers”), and the respective indemnification obligations of the parties with respect thereto shall survive indefinitely; and (iii) claims involving fraud, criminal activity, intentional misrepresentation or intentional misconduct (collectively, “Fraud Claims”) and the indemnification obligations of the parties with respect thereto shall survive indefinitely. Any representation or warranty that would otherwise terminate in accordance with this Section 5.1 shall continue to survive if a notice of claim pursuant to this Article 5 shall have been timely given under Section 5.4 on or prior to such termination date, until the claim has been satisfied or otherwise resolved as provided herein. The covenants set forth in this Agreement shall survive the Closing indefinitely. The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations.

5.2	Indemnification by Seller. Subject to Sections 5.5 and 5.6, Seller agrees to indemnify, defend and hold harmless Purchaser, its Affiliates and their respective directors, officers, employees and agents, from and against any and all Damages asserted against, relating to, imposed upon, suffered or incurred by Purchaser, its officers, directors, employees, agents and Affiliates, in connection with enforcing their indemnification rights pursuant to this Section 5.2 by reason of or resulting from (a) any untrue representation of, or breach of warranty by Seller in any part of this Agreement, (b) any non-fulfillment of any covenant, agreement or undertaking of Seller in any part of this Agreement or in any Ancillary Agreement, (c) any Retained Liability, and (d) any and all costs and expenses including reasonable legal fees and expenses, incurred in connection with enforcing the indemnification rights of Purchaser pursuant to this Section.

5.3	Indemnification by Purchaser. Subject to Sections 5.5 and 5.6, Purchaser agrees to indemnify, defend and hold harmless Seller, its Affiliates and their respective directors, officers, employees and agents, from and against any and all Damages asserted against, relating to, imposed upon, suffered or incurred by Seller in connection with enforcing its indemnification rights pursuant to this Section 5.3 by reason of or resulting from (a) any untrue representation of, or breach of warranty by Purchaser in any part of this Agreement, (b) any non-fulfillment of any covenant, agreement or undertaking of Purchaser in any part of this Agreement or in any Ancillary Agreement, (c) any Assumed Liability, (d) the use, ownership or operation of the Purchased Assets after the Closing Date; unless such Losses or Loss is subject to indemnification by Seller pursuant to Section 5.2 hereof, and (e) any and all costs and expenses including reasonable legal fees and expenses, incurred in connection with enforcing the indemnification rights of Seller pursuant to this Section.

5.4	Claims for Indemnification.
(a)	Subject to Section 5.1, whenever any claim arises for indemnification hereunder or an event which may result in a claim for such indemnification has occurred, the party seeking indemnification (the “Indemnified Party”), will promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis for such claim. In the case of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings of a third party (a “Third Party Claim”), the notice to the Indemnifying Party will specify with reasonable specificity, if known, the basis under which the right to indemnification is being asserted and the amount or an estimate of the amount of the liability arising therefrom. The Indemnifying Party shall have the right to dispute and defend all Third Party Claims and thereafter so defend and pay any adverse final judgment or award or settlement amount in regard thereto. Such defense shall be controlled by the Indemnifying Party, and the cost of such defense shall be borne by the Indemnifying Party, except that the Indemnified Party shall have the right to participate in such defense at its own expense; provided, however, that the Indemnifying Party must first acknowledge that the claim is a bona fide indemnification claim under this Agreement. The Indemnified Party shall cooperate in all reasonable respects in the investigation, trial and defense of any such claim, including making personnel, books, and records relevant to the claim available to the Indemnifying Party, without charge, except for reasonable out-of-pocket expenses. If the Indemnifying Party fails to take action within thirty (30) days as set forth above, then the Indemnified Party shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the reasonable expenses of defense or settlement as the claim. The Indemnified Party shall also have the right and upon delivery of 10 days advance written notice to such effect to the Indemnifying Party, exercisable in good faith, to take such action as may be reasonably necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnifying Party, and any reasonable expenses incurred by Indemnified

Party so acting shall be paid by the Indemnifying Party. Except as otherwise provided herein, the Indemnified Party will not, except at its own cost and expense, settle or compromise any Third Party Claim for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld. The parties intend that all indemnification claims be made as promptly as practicable.

(b)	If the Indemnifying Party is of the opinion that the Indemnified Party is not entitled to indemnification, or is not entitled to indemnification in the amount claimed in such notice, the Indemnifying Party will deliver, within ten (10) business days after the receipt of such notice, a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to, and the grounds for such objection. If the Indemnifying Party filed timely written notice of objection to any claim for indemnification, the validity and amount of such claim will be determined pursuant to Article 6. If timely notice of objection is not delivered or if a claim by an Indemnified Party is admitted in writing by an Indemnifying Party or if a judgment award is made in favor of an Indemnified Party and no appeal was filed, the Indemnified Party, as a exclusive remedy, will have the right to set-off the amount of such judgment against any amount yet owed, whether due or to become due, by the Indemnified Party or any subsidiary thereof to any Indemnifying Party by reason of this Agreement or any agreement or arrangement or contract to be entered into at the Closing.

(c)	Except for any Fraud Claims or any claim for equitable relief specifically provided for in this Agreement, the indemnification remedies provided in this Article 5 will be the parties’ exclusive remedies for claims arising out of or resulting from any misrepresentation, breach of warranty, breach of covenant, or non-performance of any obligation to be performed on the part of either party under this Agreement or any of the Ancillary Agreements.
5.5	Indemnification Limits. In the event of any claim for indemnity solely under Sections 5.2(a) or 5.3(a) with respect to representations and warranties (a “Rep Loss”):
(i)	subject to Section 5.6, the Indemnified Party under such representation and warranty claim shall not be entitled to indemnification therefor or withholding of the distribution of escrow funds therefor under the Escrow Agreement, unless such Indemnified Party and all related Indemnified Parties, in the aggregate, have sustained Damages in excess of US$225,000 (the “Basket Amount”) in the aggregate, following which event such Indemnified Party and all related Indemnified Parties shall be entitled to indemnification to the extent of all Damages suffered or incurred in excess of the Basket Amount; and

(ii)	the maximum amount of indemnification payable to an Indemnified Party and all related Indemnified Parties, in the aggregate, shall be equal to fifty percent (50%) of the total consideration paid (as of a given date, and to the extent increased by amounts subsequently paid) by Purchaser to Seller pursuant to this Agreement and the Ancillary Agreements, including royalty payments, if any, paid pursuant to the License Agreement (the “Maximum Amount”)

provided, however, that such limitations shall not apply to any breach of (i) the representations and warranties contained in Sections 2.3 (“Authorization”), 2.5(b) (“Consents and Approvals”), 2.7 (“Purchased Assets”), and 2.23 (“Brokers”). Additionally, and notwithstanding anything herein to the contrary, (i) the Basket Amount and Maximum Amount shall not apply with respect to any Fraud Claims; and (ii) the fact that Purchaser shall also have a Rep Loss claim, in addition to another indemnifiable claim, such as for Retained Liabilities, shall not subject, cause or permit such other indemnifiable claim to count against the Basket Amount or the Maximum Amount. For the purposes of determining whether the Basket Amount and Maximum Amount have been reached, the amount of any Damages related to a breach of a representation or warranty shall be considered without regard to materiality, Material Adverse Effect or similar qualification or exception set forth therein. The parties do not intend that the Basket Amount or the Maximum Amount be deemed to be a definition of what is “material” for any purpose under this Agreement.

5.6	Special Intellectual Property Indemnification. Notwithstanding Sections 5.2 and 5.3, in the event that any Licensed Product (as defined in the License Agreement) that is offered and sold by Purchaser or its Affiliates from and after the Closing Date becomes the subject of any Third Party Claim alleging infringement of such third party’s intellectual property rights, then, regardless of whether such claim constitutes a breach of Section 2.16 by Seller, control of the defense of such claim will be governed by Section 6(c) of the License Agreement and Seller will indemnify Purchaser for seventy-five percent (75%) of all Damages in connection therewith, provided, however, that (i) Seller’s portion of such Damages shall be payable only out of: (A) any Milestone Payments, up to a maximum of $7 million, that are owed during any period in which Purchaser is claiming indemnification under this Section, and, (B) if no Milestone Payments are owed, or if such $7 million amount has been paid therefrom, out of royalty payments under the License Agreement are owed during any period in which Purchaser is claiming indemnification under this Section; (ii) payments in respect of such Damages shall be counted towards, and be subject to, the Maximum Amount stated in Section 5.5(ii); and (iii) none of the limitations on Damages set forth in this Section shall apply to any Fraud Claim.

5.7	Right of Set-Off. Except as expressly limited by Section 5.6 above, Purchaser shall be entitled to set-off against any amounts otherwise payable by Purchaser to Seller under this Agreement or the Ancillary Agreements (including without limitation the Holdback, the Contingent Purchase Price and the royalty payments under the License Agreement) any amounts to which Purchaser is entitled based on a claim for indemnification by Purchaser under this Article 5 (collectively, the “Set-Off Amounts”); provided, however, that except for any Set-Off Amount owed under Section 5.6, Purchaser shall be required to deposit any such Set-Off Amounts in an escrow account to be held by the Escrow Agent pending resolution of any such claim. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it. The Set-Off amounts shall be deducted from the total indemnification to which the Indemnified Party is entitled.
ARTICLE 6
DISPUTE RESOLUTION
6.1	Injunctive Relief. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by Seller of the covenants and agreements in Article 4 hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to Purchaser and that, in addition to any other remedies which may be available, Purchaser shall be entitled to injunctive relief against the threatened breach of Article 4 hereof or the continuation of any such breach without the necessity of proving actual damages and may seek to specifically enforce the terms thereof.

6.2	Dispute. Except as set forth in Section 6.1, any controversy, claim or dispute of whatever nature arising between the parties under this Agreement or any Ancillary Agreement, or in connection with the transactions contemplated hereunder or thereunder, including those arising out of or relating to the breach, termination, enforceability, scope or validity hereof, whether such claim existed prior to or arises on or after the Effective Time (a “Dispute”), shall be resolved by binding arbitration. The agreement to arbitrate contained in this Article 6 shall continue in full force and effect despite the expiration, rescission or termination of this Agreement.

6.3	Notice. No party shall commence an arbitration proceeding pursuant to the provisions set forth below unless such party shall first give a written notice (a “Dispute Notice”) to the other parties setting forth the nature of the Dispute.

6.4	Arbitration.
(a)	If the Dispute has not been resolved within thirty (30) days after receipt of the Dispute Notice or such greater period as the parties may agree upon in writing, then the Dispute shall be determined by binding arbitration in New York, New York, U.S.A. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date on which the Dispute Notice is sent, subject to any modifications contained in this Agreement. The Dispute shall be determined by one (1) arbitrator, except that if the Dispute involves an amount in excess of One Million Dollars (US$1,000,000), exclusive of interest and costs, three (3) arbitrators shall be appointed. Persons eligible to serve as arbitrators shall be members of the AAA Large, Complex Case Panel or a CPR Institute for Dispute Resolution (“CPR”) Panel of Distinguished Neutrals, or persons who have professional credentials similar to those persons listed on such AAA or CPR panels. The award shall be in writing and shall set forth the reasons for the decision of the arbitrator(s). The award shall be final and binding on the parties.

(b)	The arbitration shall be governed by the substantive laws of the State of New York without regard to conflicts-of-law rules, and by the arbitration law of the United States Federal Arbitration Act (Title 9, U.S. Code). Judgment upon the award rendered may be entered in any court having jurisdiction.

(c)	Except as otherwise required by law, the parties and the arbitrator(s) agree to keep confidential and not disclose to third parties any information or documents obtained in connection with the arbitration process, including the resolution of the Dispute. If a party fails to proceed with arbitration as provided in this Agreement, or unsuccessfully seeks to stay the arbitration, or fails to comply with the arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party or parties, as applicable, shall be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.
ARTICLE 7
DEFINITIONS
7.1	Definitions. The following terms, as used herein, have the following meanings:
(a)	“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person, through the ownership of all or part of any Person.

(b)	“Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local common law or duty, case law or ruling, statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, code, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental, Safety and Health Laws) applicable to such Person or any of its Affiliates or Plan Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates or Plan Affiliates).

(c)	“Change in Control” means, with respect to a party: (a) the sale or transfer of all or substantially all of such party’s assets to any Person or group of Persons (other than a subsidiary) by means of any transaction or series of transactions; (b) the acquisition of such party by another Person by means of any transaction or series of transactions (including, without limitation, any reorganization, merger or consolidation, whether of such party with, or into, any other Person or Persons, or otherwise, but excluding (x) any merger effected exclusively for changing the domicile of such party or (y) any consolidation or merger following which holders of equity securities outstanding immediately prior to the merger or consolidation hold more than fifty percent (50%) of the equity securities of the entity surviving the consolidation or merger or an entity controlling the surviving entity after the consolidation or merger); or (c) a transaction or series of transactions in which a Person or group of Persons acquires beneficial ownership of more than fifty percent (50%) of the voting power of the party.

(d)	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations or other binding pronouncements promulgated thereunder.

(e)	“Contract” means any contract, lease, license, commitment, permit, sales order, purchase order, invoice, warranty and or other agreements or understanding.

(f)	“Damages” means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, without giving effect to any qualifications as to materiality of Material Adverse Effect contained in any representation or warranty contained herein, including, but not limited to, reasonable costs, fees and expenses of attorneys, accountants, bankers and other agents of the Person incurring such expenses.

(g)	“Designated Employees” shall be Nir Betser, Sharona Segal- Leibovich and Shai Vaingast.

(h)	“Environmental, Safety and Health Laws” means all Applicable Laws in any way relating to Environmentally Regulated Materials, toxic torts, occupational health and safety, or the environment.

(i)	“Environmentally Regulated Material” means any element, compound, waste, pollutant, contaminant, substance, material or any mixture thereof: (i) the presence of which requires investigation or remediation under any Applicable Law; (ii) that is defined as a “hazardous waste” or “hazardous substance,” or chemicals known to cause cancer or reproductive toxicity under any Applicable Law; (iii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Authority having or asserting jurisdiction over Seller; (iv) the presence of which causes a nuisance, trespass or other tortious condition; (v) the presence of which poses a hazard to the health or safety of Persons; (vi) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs), or asbestos, (vii) that gives rise to any exposure prohibition or warning requirement under any Environmental, Safety and Health Law; or (viii) that is otherwise regulated in any way under any Environmental, Safety and Health Law.

(j)	“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

(k)	“Intellectual Property” shall mean all rights in patents, patent applications, trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, tag lines, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, copyright applications, registered copyrighted works and commercially significant unregistered copyrightable works (including proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works), technology, software, trade secrets, know-how, technical documentation, specifications, data, designs and other intellectual property and proprietary rights, other than off-the-shelf computer programs, owned by or licensed to Seller.

(l)	“Knowledge” relating to Seller, “Knowledge of Seller” or “Seller’s Knowledge” means the knowledge actually possessed, or which, upon the exercise of reasonable due diligence could be possessed, by any director or officer of Seller or its Affiliates.

(m)	“Liability” or “Liabilities” means any liabilities, obligations or claims of any kind whatsoever whether absolute, accrued or un-accrued, fixed or contingent, matured or un-matured, asserted or unasserted, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due, including without limitation any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by Seller’s income, or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date hereof, whether or not known, due or payable, whether or not the same is required to be accrued on the financial statements or is disclosed on the Disclosure Schedule.

(n)	“Lien” means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance, adverse claim or charge of any kind in respect of such asset.

(o)	“Material Adverse Effect” means any change, effect, fact, event, or circumstance which has had or may reasonably be expected to have a material adverse effect on, or a material adverse change in, as the case may be, without regard to any potential insurance coverage or potential tax benefits, the assets, liabilities, financial condition, results of operations, pricing or operating margins, operations, properties, business, customer, employee or supplier relations or business condition of the Urology Business, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) any change, effect, fact, event or circumstance exclusively relating to any acts of terrorism, sabotage, military action or war; (ii) business or economic conditions primarily related to the medical device industry; or (iii) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

(p)	“Person” means an individual, corporation, partnership, limited liability company, association, trust, estate or other entity or organization, including a Governmental Authority.

(q)	“Tax” or “Taxes” means all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, including in accordance with the Israeli Law of Value Added Tax — 1975, severance tax, prohibited transaction tax, premiums tax, environmental tax, intangibles tax or occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax, including, without limitation, any penalties for failing to report any “reportable transactions” required by Section 6011 of the Code. The term Tax shall also include any Liability of Seller or the Subsidiaries for the Taxes of any other Person under U.S. Treasury Regulations Section 1.1502-6 (or similar provisions of state, local or foreign law), as a transferee or successor by contract or otherwise.

(r)	“Tax Return” means all returns, declarations, reports, estimates, forms, information returns, schedules, notices and statements or other document or information required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax.

(s)	“Urology Business Intellectual Property” shall refer collectively to all Intellectual Property that is owned by, licensed to or otherwise controlled by Seller in connection with its operation of the Urology Business, including the Transferred Intellectual Property and such items of Intellectual Property licensed under the License Agreement and are currently used in the Field of Use.
     The following additional terms are defined elsewhere in this Agreement, as indicated below (whether in singular or plural form):
List of Defined Terms

AAA	30
Agreement	1
Ancillary Agreements	5
Assumed Liabilities	2
Basket Amount	28
Bio Control Devices	1
Closing	1

Closing Date	1
Closing Date Payment	3
Confidential Information	21
Consent	10
Consents	10
Consulting Agreement	5
Contingent Purchase Price	4
Contracts	2
CPR	30
Cytrix Israel	2
Disclosure Schedule	8
Dispute	30
Dispute Notice	30
Effective Time	5
Escrow Agent	3
Escrow Agreement	3
Excluded Assets	2
FDA	4
Field of Use	1
First Milestone	4
First Milestone Payment	4
Fraud Claims	26
Funds	24
Holdback	3
Indemnified Party	27
Indemnifying Party	27
Initial Purchase Price	3
License Agreement	5
Licensed Intellectual Property	1
Liens	2
Maximum Amount	28
Milestone Payments	4
Milestones	4
Permits	12
Proceedings	12
Product Liability Claim	18
Purchase Price	4
Purchased Assets	2
Purchaser	1
Rep Basket	28
Rep Loss	28
Retained Liabilities	3
Scheduled Contracts	13
Second Milestone	4
Second Milestone Payment	4
Seller	1

Seller Licenses	11
Set-Off Amounts	29
Third Milestone	4
Third Milestone Payment	4
Third Party Claim	27
Transferred Intellectual Property	2
Urology Business	1

ARTICLE 8
MISCELLANEOUS
8.1	Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below and electronic confirmation is received; or (c) if sent through an overnight delivery service in circumstances to which such service guarantees second day international delivery, the second day following being so sent:

If to Seller:
To:	Bio Control Medical (B.C.M.) Ltd. 3 Gron Street Yahud 56100 Israel Attention: Chief Executive Officer Facsimile: +972-3-6322125
With a copy to:
Shiboleth, Yisraeli, Roberts, Zisman & Co.
and Moshe H. Ne’eman, Ben-Artzi & Co.
Top Tower
50 Dizengoff St.
Tel Aviv 64332
Israel
Attn: Revital Ben-Artzi, Esq.
Fax: + 972-3-5253818
If to Purchaser:
To:	American Medical Systems, Inc. 10700 Bren Road West Minnetonka, Minnesota 55343 Attn: Chief Executive Officer Fax: (612) 930-6695
With a copy to:
Oppenheimer Wolff & Donnelly LLP
3300 Plaza VII
45 South Seventh Street
Minneapolis, Minnesota 55402
Attn: Thomas A. Letscher, Esq.
Fax: (612) 607-7100

     Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.
8.2	Amendments; No Waivers.
(a)	Subject to Applicable Law, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)	No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
8.3	Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense. This Section 8.3 shall survive the termination of this Agreement.

8.4	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder, by operation of law or otherwise, without the prior written approval of the other party.

8.5	Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

8.6	Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

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8.7	Entire Agreement. This Agreement (including the Disclosure Schedule, all Exhibits and Schedules and all other agreements referred to herein or therein which are hereby incorporated by reference and the other agreements executed simultaneously herewith) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement, including, without limitation, the Confidential Term Sheet dated January 10, 2006. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

8.8	Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

8.9	Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

8.10	Construction. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

8.11	Cumulative Remedies. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.12	Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Purchaser or employee of Seller or any Affiliate thereof (including any beneficiary or dependent thereof).
[Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PURCHASER:	AMERICAN MEDICAL SYSTEMS, INC.
	By:	/s/ John F. Nealon
	Name:	John F. Nealon
	Title:	Senior Vice President, Business Development

SELLER:	BIO CONTROL MEDICAL (B.C.M), LTD.
	By:	/s/ Ruth Alon
	Name:	Ruth Alon
	Title:	Director

	By:	/s/ Yosef Gross
	Name:	Yosef Gross
	Title:	Director

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